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                                                                      EXHIBIT 99

                      [PENTASTAR COMMUNICATIONS, INC. LOGO]

                    PENTASTAR COMMUNICATIONS, INC. ANNOUNCES
                     AGREEMENT TO ACQUIRE AGENT BUSINESS OF
                            TELECOMM INDUSTRIES CORP.
                                      * * *
           UPON COMPLETION, PENTASTAR WILL BECOME THE NATION'S LARGEST
                          COMMUNICATIONS SERVICES AGENT

Denver, Colorado (April 24, 2000) - PentaStar Communications, Inc. (NASDAQ:
PNTA), one of the largest communications services agent in the country, announced today that it has entered into a purchase agreement to acquire the communications services agency business of Telecomm Industries Corp. ("TCMM") (OTC: TCMM). TCMM will retain its hardware and equipment business.

TCMM is the nation's largest Ameritech distributor of voice and data services. Ameritech is a subsidiary of SBC Communications, Inc. (NYSE: SBC). TCMM is also an authorized distributor for BellSouth. Annual revenues for the acquired business of TCMM are in excess of $9 million. Upon completion of this acquisition, PentaStar's combined annualized run rate revenue will be approximately $38 million, establishing PentaStar as the largest communications services agent in the country.

The acquisition of TCMM's agent business will solidify PentaStar's ability to provide nationwide coverage by establishing PentaStar's presence in several major metropolitan areas in the Midwest. PentaStar will be able to service its customers nationally through the new service provider relationships with Ameritech and Bell South resulting from the TCMM acquisition and its established service provider relationships with key regional bell operating companies, including Bell Atlantic, Pacific Bell, Southwestern Bell and US WEST, and other key long distance data carriers including, Cable & Wireless and Qwest.

Under the terms of the purchase agreement, the consideration for the transaction is approximately $7.1 million in PentaStar common stock and cash, the assumption of $6.2 million in debt and the assumption of certain operating liabilities. Approximately $4.5 million of the debt assumed is secured by $6.2 million of future commissions, due to PentaStar from the existing Ameritech contracts, which will be realized over the next several years. In addition, there are potential earnout payments to TCMM based upon the earnings before taxes and amortization during the period from April 1, 2000 through March 31, 2001.

The TCMM board of directors has approved the acquisition. Additionally, certain shareholders of TCMM (with ownership totaling 50.57% of the outstanding shares in TCMM) have contractually agreed to vote in favor of the transaction. The transaction is subject to approval by the current lenders of TCMM on terms satisfactory to PentaStar. The acquisition is expected to close in June 2000 upon formal TCMM shareholder approval.



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TCMM is a full-service communications agent that focuses on providing voice, data, cellular, video and telephone network solutions to business customers. TCMM has a Five-Star rating with Ameritech, a distinction made by Ameritech for those distributors that excel in sales, customer service and customer satisfaction. In addition to being the largest overall Ameritech agent, TCMM is the largest agent in the individual Ameritech states of Indiana and Ohio.

"TCMM's significant market presence, relationship with Ameritech and strong operating fundamentals create a solid foundation for PentaStar to establish its Midwest operations," said Bob Lazzeri, Chief Executive Officer of PentaStar.

"In less than 6 months, PentaStar has acquired or agreed to acquire six agents and upon closing of the TCMM acquisition will have annualized revenue run rate of approximately $38 million. Upon completion of all acquisitions PentaStar will be the largest communications services agent in the country with coverage in over 22 metropolitan markets, servicing over 40,000 small and medium-sized business customers," added Lazzeri.

"Our decision to join PentaStar is important for our shareholders and our customers. Our shareholders, through TCMM's share ownership of PentaStar, will gain ownership in the largest, most comprehensive nationwide communications agent. Our customers will get access to a broad spectrum of communication's products and the ability to provide a nationwide solution. This move positions us to meet our customers nationwide communication needs and grow our revenues rapidly," said Paul Satterthwaite, Chief Executive Officer at TCMM.

ABOUT PENTASTAR COMMUNICATIONS, INC.

PentaStar designs, procures and facilitates the installation and use of communications services solutions that best meet customers' specific requirements and budgets. PentaStar was formed in March 1999 to become a national communications services agent and specializes in being the single source provider of total communication solutions for its business customers. PentaStar's common stock is traded on the Nasdaq SmallCap Market under the ticker symbol PNTA. For more complete information about PentaStar, contact PentaStar Communications, Inc., 1522 Blake Street, Denver, Colorado 80202, (303) 825-4400, visit the company's website at www.pentastarcom.com or send an e-mail to info@pentastarcom.com

ABOUT TELECOMM INDUSTRIES CORP.

TCMM is one of the nation's largest distributors of voice and data services for Ameritech and BellSouth. TCMM combines these services with products from world-class manufacturers to provide single source telecommunication and computing solutions to its business customers. TCMM specializes in being the single provider of the customer's total communication needs.

This press release may contain forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include those described in PentaStar's Registration Statement on Form SB-2, its Form 10-KSB dated March 30, 2000, its Form 8-K dated March 31, 2000, its Form 8-K dated April 17, 2000 and all other Securities and Exchange Commission filings submitted as of this date.